  EXHIBIT 10.5

SOFTWARE LICENSE AGREEMENT

This SOFTWARE LICENSE AGREEMENT (this "Agreement") is effective as of October 7, 2016 (the "Effective Date") by and between Friendable, Inc., a Nevada corporation with offices at 1821 S Bascom Ave., Suite 353, Campbell, California 95008 ("FRIEND"), and Hang With, Inc., a Nevada corporation with its principal office at 7 Studebaker, 1st Floor, Irvine, CA 92618 ("LICENSOR") (FRIEND and LICENSOR each, a "Party"; together, the "Parties").

RECITALS

WHEREAS, LICENSOR is the sole owner of all rights, title, and interest in and to the proprietary live-streaming mobile and social application platform generally known as Hang w/, described in further detail in Exhibit A attached hereto and incorporated herein by this reference (the "App"), as well as the "Licensed Software" (defined below), which includes any and all related documentation, user manuals, and related material (collectively, the "App Documentation");

WHEREAS, LICENSOR desires to grant to FRIEND, and FRIEND desires to obtain from LICENSOR, a nonexclusive, worldwide, perpetual, royalty-free, fully paid-up right and license to the Licensed Software as stated under this Agreement in accordance with the terms of this Agreement, for use in any product published under the Friendable brand.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations, warranties, covenants and undertakings made in this Agreement by each Party to the other, the Parties hereby agree as follows:

AGREEMENT

1.
DEFINITIONS

1.1.
"Derivative Work" has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

1.2.
"Intellectual Property Rights" means all past, present and future intellectual property or proprietary rights of any kind recognized in any country or jurisdiction in the world, in each case registered or unregistered, including, without limitation, in and to, arising out of, or associated with (a) any and all United States and foreign patents and applications therefor, as well as any and all patents issuing in the future on such patent applications, including any and all reissues, divisions, renewals, extensions, substitutions, continuations and continuations-in-part thereof ("Patents"); (b) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data ("Trade Secrets"); (c) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"), (d) names, trademarks, service marks, trade dress, symbols and logos ("Trademarks"); and, (e) all other intellectual property rights and other rights in any jurisdiction required to copy, reproduce, recast, adapt, modify, alter, translate, display, broadcast, digitize, transmit, distribute (either directly or indirectly, including through any third party distributor or media publisher), publish, perform, market, advertise, promote, sell, exploit, vend, manufacture, sublicense, improve, enhance, update, revise, create derivative works, integrate into other works, combine with other works, integrate with advertising or branding, categorize, index, store and otherwise use the Licensed Software and any Derivative Works thereof, through any channel and any medium, by any method, and in any media and any format, and on any platform now known or hereafter devised.

1.3.
"Software" means any and all computer software, documentation, code, content, and data, including, without limitation: source code, generic code, object code, other programming code, compilers, applets, "app engine," game play elements, rules and methods of play, graphics, other images and visual content, music, sound, other audio content, characters, scenes, setting, texts, drawings, 3D models, development tools, user interfaces, App Documentation, and other works of art and works of authorship with respect to the development and compilation of the App, in any form or format, however fixed.

1.4.
“Licensed Intellectual Property Rights" means all Intellectual Property Rights in and to the Licensed Software.

1.5.
"Licensed Software” means all Software and related materials utilized in or in connection with the App, as more particularly described in Exhibit A.

2.
GRANT OF LICENSE AND OWNERSHIP.

2.1.
License. LICENSOR hereby grants to FRIEND a nonexclusive, transferable, worldwide, perpetual, royalty-free, fully paid-up right and license to the Licensed Software and Licensed Intellectual Property Rights for use in the Friendable Mobile Application.

2.2.
Ownership. Subject to the rights granted to FRIEND under this Agreement, all right, title, and interest in and to the Licensed Software are and shall remain at all times the sole and exclusive property of LICENSOR.

3.
DELIVERY. LICENSOR shall deliver to FRIEND the following in the event of a liquidation, bankruptcy, or asset sale of LICENSOR:

3.1.
Licensed Software. The Licensed Software via FTP (File Transfer Protocol) download, as more particularly described in Exhibit A, or in a form suitable for FRIEND's reproduction and use under this Agreement.

3.2.
Alterations. After such delivery, if LICENSOR makes any alterations, modifications, improvements, or other changes to the Licensed Software (collectively, "Alterations"), LICENSOR, when prompted by by FRIEND, shall deliver to FRIEND complete copies of the Licensed Software, as updated or altered, on completion of such Alterations, and in any event no later than the time LICENSOR commences utilizing the updated or altered Licensed Software in its own operations, or delivers the same to any third party.

4.
TITLE. LICENSOR represents and warrants that it owns all right, title, and interest in and to the Licensed Software. LICENSOR warrants that the Licensed Software hereby furnished or to be furnished to Licensee do not and shall not misappropriate, violate or infringe upon or violate any patent, copyright, trade secret, or any other proprietary right of any third party.

5.
PAYMENTS.

5.1.
Purchase Price. By way of monetary investment into Hangwith, Inc., the parties have agreed that is full and complete consideration for the License, the receipt of which LICENSOR hereby acknowledges.

6.
SUPPORT. LICENSOR warrants that, for a period of ninety (90) calendar days after the date of FRIEND's receipt of Licensed Software (the "Support Period"), the Licensed Software will conform to the performance standards and specifications set forth in the App Documentation if properly installed and used in the operating environment specified in such App Documentation. LICENSOR does not warrant that the functions contained in the Licensed Software will meet FRIEND's requirements or will operate in the combination that FRIEND selects for use, or that the operation of the Licensed Software will be uninterrupted or error free, or that all defects in the Licensed Software will be corrected by Licensor. Licensor's responsibility under this warranty shall be limited to correcting the portion of the Licensed Software that fails to perform substantially in accordance with the said specifications or, at the option of Licensor, refunding the applicable license fees in which event Licensee shall return all copies of the Licensed Software. This provision does not apply if FRIEND modifies, alters or changes the Licensed Software.

7.
VIRUSES. LICENSOR warrants that, to the best of its knowledge, the Licensed Software when physically delivered under this Agreement does not contain any programming code or instruction constructed with the ability to damage, interfere with, or otherwise adversely affect computer programs, data files, or hardware (collectively "Viruses"). LICENSOR also warrants that it has exercised its best efforts to assure that Viruses have not been introduced into the Licensed Software while the Licensed Software was in its possession. Further, LICENSOR warrants that the Licensed Software shall not contain any disabling code that will activate on a predetermined date or that can be remotely activated by LICENSOR without FRIEND's prior written consent. In the event that it is determined that such a Virus or disabling code exists, LICENSOR shall, at FRIEND's option, immediately replace any portion of the Licensed Software that cannot be corrected or cured within a reasonable period of time or shall immediately reestablish the affected portion of the Licensed Software to be functionally equivalent to their performance prior to the introduction of the Virus or disabling code. If neither of the foregoing alternatives is reasonably available to LICENSOR, then FRIEND may terminate this Agreement immediately on written notice to LICENSOR, and Licensor shall refund to FRIEND any license fees paid for the Licensed Software.

8.
REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other that: (a) such Party has all necessary rights and authority to execute and deliver this Agreement and perform its obligations hereunder, (b) nothing contained in this Agreement or in the performance of this Agreement will place such Party in breach of any other contract or obligation, and (c) this Agreement constitutes a binding and enforceable Agreement.

9.
REMEDY LIMITATIONS. IN NO EVENT SHALL LICENSOR BE LIABLE TO FRIEND, WHETHER FORESEEABLE OR NOT, FOR ANY INDIRECT, SPECIAL, RELIANCE, INCIDENTAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, INCLUDING BUT NOT LIMITED TO LOST PROFITS, REVENUE, GOODWILL, OR ANY DAMAGES OR SUMS PAID TO THIRD PARTIES.

10.
INDEMNIFICATION.

10.1.
LICENSOR shall indemnify, defend and hold harmless FRIEND and its affiliates, officers, directors, employees, agents, representatives, successors and assigns against any and all losses, damages, liabilities, claims, obligations, costs, charges and expenses (including, without limitation, reasonable attorneys' fees and court costs) of any third party based on or arising out of any breach or alleged breach by LICENSOR of any of its representations, warranties or obligations under this Agreement.

10.2.
FRIEND shall indemnify, defend and hold harmless LICENSOR and its affiliates, officers, directors, employees, agents, representatives, successors and assigns against any and all losses, damages, liabilities, claims, obligations, costs, charges and expenses (including, without limitation, reasonable attorneys' fees and court costs) of any third party based on or arising out of any breach or alleged breach by LICENSOR of any of its representations, warranties or obligations under this Agreement.

11.
GENERAL PROVISIONS.

11.1.
Notices. All notices, approvals and other communications to be given under this Agreement shall be in writing and shall be sent by email to the email address of the other Party set out in the signature block of this Agreement (or to such other email address as either Party may notify to the other under the provisions of this provision). Notices shall be deemed delivered on the date of transmission.

11.2.
Variations. No addition to or modification of any provision of this Agreement shall be binding upon the Parties unless made by a written instrument signed by a duly authorized representative of each of the Parties.

11.3.
Waiver. No failure on the part of either Party to exercise or to enforce any right given under this Agreement or at law or any custom or practice of the Parties at variance with the terms of this Agreement shall constitute a waiver of either of the Parties' respective rights under this Agreement or operate so as to prevent the exercise or enforcement of any such right at any time.

11.4.
Arbitration

11.4.1.
General. The Parties further agree to submit any dispute, claim or controversy among the Parties arising out of or relating to this Agreement to a binding arbitration proceeding to be conducted under the rules of the American Arbitration Association (the "AAA"), at the County of Orange, California. This arbitration provision, however, shall not deprive the Parties of any right they may otherwise have to seek provisional injunctive relief from a court of competent jurisdiction. The arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the commercial arbitration rules of the AAA. Both the foregoing agreement of the Parties to arbitrate any and all such disputes, claims and controversies, and the results, determinations, findings, judgments and/or awards rendered through any such arbitration shall be final and binding on the Parties and may be specifically enforced by legal proceedings in any court of competent jurisdiction.

11.4.2.
Governing Law. The arbitrator(s) shall follow any applicable federal law and California state law with respect to all matters of substantive law in rendering an award.

11.4.3.
Costs of Arbitration. The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, each Party's Party or, at the discretion of the arbitrators, may be prorated between the Parties in such proportion as the arbitrator(s) determines to be equitable and shall be awarded as part of the arbitrator's award.

11.5.
Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

11.6.
No Partnership or Joint Venture. FRIEND and LICENSOR are independent contractors and neither Party is the legal representative, agent, joint venturer, partner, or employee of the other Party for any purpose whatsoever. Neither Party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

11.7.
Assignment. This Agreement and the exhibits and attachments hereto shall be binding on the Parties' respective permitted assigns. LICENSOR may assign this Agreement or any rights or obligations hereunder. FRIEND may not assign this Agreement and FRIEND's rights or obligations

11.8.
Successors. This Agreement shall inure to the benefit of and be binding on the successors of the Parties.

11.9.
Headings. The Section headings used in this Agreement are for reference only and shall not determine the construction or interpretation of this Agreement or any portion hereof.

11.10.
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11.11.
Further Assurances. From and after the Execution Date, LICENSOR shall cooperate with FRIEND, and shall execute and deliver such instruments and documents and take such other actions as the grant of right and license under the Agreement, putting FRIEND in possession and control of all of the assets licensed under this Agreement, and effecting this Agreement and carrying out its provisions.

11.12.
Entire Agreement. This Agreement (including the exhibits and attachments hereto) sets out the entire agreement and understanding between the Parties and supersedes all prior agreements, understandings or arrangements (whether oral or written) regarding the subject matter of this Agreement. Each Party acknowledges that it has not entered into this Agreement in reliance on any representations, warranties and promises except for those expressly set out in this Agreement, and neither Party shall be liable in respect of any other representation, warranty or promise made prior to the date of this Agreement.

11.13.
 Survival of Certain Provisions. Termination of this Agreement for any reason shall not release either Party from any liabilities or obligations set forth in this Agreement that (a) the Parties have expressly agreed shall survive any such termination or (b) remain to be performed or by their nature would be intended to be applicable following any such termination. The provisions of Sections 1, 4, and 7 through 11, shall survive the any termination of this Agreement.

11.14.
Rights of Third Parties. The Parties hereby agree that the rights of third parties, including but not limited to any of FRIEND's customers existing at the date this Agreement terminates for any reason, shall not be prejudiced by any such termination and the customer's right to continuing using the Licensed Software shall continue notwithstanding any such termination.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

FRIENDABLE, INC.	LICENSOR: HANG WITH, INC.

By: /s/ Robert Rositano	By: /s/ Andrew Maltin
Its: CEO	Its: CEO
Email: ____________________	Email: _________________

EXHIBIT A

Licensed Software and Delivery

LICENSED SOFTWARE: The components of the Licensed Software are further described as:

Hang w/ live-streaming mobile and social application platform (the 'APP').

The LICENSOR will provide:
●
Sourcecode of the Hang w/ Apps
●
Access to LICENSOR Github
●
Access to Amazon and Google cloud code

DELIVERY: On the Delivery Date, LICENSOR shall make the Licensed Software and any related documentation and materials available at an agreed upon secure Web site for FTP (File Transfer Protocol) download to FRIEND.